EXHIBIT 10.1

Execution Copy

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) dated as of August 1, 2011 amends the Credit Agreement dated as of July 30, 2010 (as amended, the “Credit Agreement”) among MADISON GAS AND ELECTRIC COMPANY (the “Borrower”), various financial institutions and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein.

WHEREAS, the Borrower, the Lenders and the Administrative Agent have entered into the Credit Agreement; and

WHEREAS, the parties hereto desire to amend the Credit Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1.

AMENDMENTS.  Effective on (and subject to the occurrence of) the Amendment Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a)

Amendments to Section 1.1 (Definitions).

(i)

The following definitions of “Change in Law” and “Governmental Authority” are added to Section 1.1 in appropriate alphabetical order:

“Change in Law” means (a) the adoption of any law, rule, regulation, treaty or policy (whether or not having the force of law) after the date of this Agreement, (b) any change in any law, rule, regulation, treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, (c) compliance by any Lender, any applicable Lending Installation or any Issuer with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States regulatory authority shall, in each case referred to in the foregoing clauses (i) and (ii), be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof,

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whether state or local, and any agency, commission, board, authority, instrumentality, regulatory body, court, central bank or other quasi-governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(ii)

The definition of “Facility Termination Date” in Section 1.1 is amended by deleting the reference to “July 30, 2013” therein and substituting “July 31, 2015” therefor.

  (b)

Amendments to Article III. Sections 3.1 and 3.2 of the Credit Agreement are hereby deleted and replaced with the following:

3.1.

Yield Protection.  If, on or after the date of this Agreement, a Change in Law:

(i)

subjects any Lender, any applicable Lending Installation or any Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans or Letters of Credit or participations therein, or

(ii)

imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or any Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)

imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any Issuer of making, funding or maintaining its Eurodollar Loans or of issuing or participating in Letters of Credit or reduces any amount receivable by any Lender, any applicable Lending Installation or any Issuer in connection with its Eurodollar Loans or Letters of Credit, or requires any Lender, any applicable Lending Installation or any Issuer to make any payment calculated by reference to the amount of Eurodollar Loans or Letters of Credit held or interest received by it, by an amount deemed material by such Lender or such Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, the applicable Lending Installation or such Issuer of making or maintaining its Eurodollar Loans, Letters of Credit or Commitment or to reduce the return received by such Lender, the applicable Lending Installation or such Issuer in connection with such Eurodollar Loans, Letters of Credit or Commitment, then, within 15 days of demand by such Lender or such Issuer, the Borrower

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shall pay such Lender or such Issuer such additional amount or amounts as will compensate such Lender or such Issuer for such increased cost or reduction in amount received; provided that no Lender shall be entitled to demand such compensation more than 90 days following the last day of the Interest Period in respect of which such demand is made; and provided further that the foregoing proviso shall in no way limit the right of any Lender or any Issuer to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guideline or request.

3.2

Changes in Capital Adequacy Regulations.  If a Lender or an Issuer determines the amount of capital required or expected to be maintained by such Lender or such Issuer, any Lending Installation of such Lender or any corporation controlling such Lender or such Issuer is increased as a result of a Change in Law, then, within 15 days of demand by such Lender or such Issuer the Borrower shall pay such Lender or such Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment (after taking into account such Lender’s or such Issuer’s policies as to capital adequacy).

(c)

Amendment to Pricing Schedule. The table included in the Pricing Schedule is deleted in its entirety and replaced with the table attached as Annex 1.

SECTION 2.

REPRESENTATIONS AND WARRANTIES.  The Borrower represents and warrants to the Lenders that (a) each warranty set forth in Article V of the Credit Agreement is true and correct as if made on the date hereof, (b) the execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Borrower, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary governmental approvals and (iv) do not and will not violate any provision of law or of the charter or by-laws of the Borrower or any indenture, loan agreement or other material contract, order or decree which is binding upon the Borrower, and (c) this Amendment and the Amended Credit Agreement are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles.

SECTION 3.

EFFECTIVENESS.  The amendments set forth in Section 1 shall become effective on the date (the “Amendment Effective Date”) on which the Administrative Agent has received (by facsimile or otherwise) (a) counterparts of this Amendment executed by the Borrower and the Lenders and (b) payment (for the account of each Lender) of a non-refundable

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amendment fee in an amount equal to .075% of such Lender’s Commitment after giving effect to this Amendment.

SECTION 4.

MISCELLANEOUS.

Section 4.1

Continuing Effectiveness, etc.  As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

Section 4.2

Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

Section 4.3

Governing Law.  This Amendment shall be a contract made under and governed by the laws of the State of Wisconsin applicable to contracts made and to be performed entirely within such State.

Section 4.4

Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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Annex 1 to

Second Amendment

Status	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurodollar Margin	0.725%	0.850%	0.975%	1.100%	1.225%
Base Rate Margin	0.000%	0.000%	0.000%	0.100%	0.225%
Commitment Fee Rate	0.075%	0.100%	0.125%	0.150%	0.175%
Letter of Credit Fee Rate	0.725%	0.850%	0.975%	1.100%	1.225%

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

MADISON GAS AND ELECTRIC COMPANY,

as Borrower

By: /s/ Jeffrey C. Newman

Name:  Jeffrey C. Newman

Title: Vice President, Chief Financial Officer, Secretary and Treasurer

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, as Issuer and as a Lender

By: /s/ David N. Slezewski

Name: David N. Slezewski

Title: Authorized Officer

BANK OF AMERICA, N.A., as Syndication Agent and a Lender

By: /s/ Carlos E. Morales

Name: Carlos E. Morales

Title:

Vice President

U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent and a Lender

By: /s/ Phillip A. Gantz

Name: Phillip A. Gantz

Title: Officer

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